UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934

Date of Report (Date of earliest event reported): December 13, 2021

Ocean Power Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33417	22-2535818
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

28 Engelhard Drive, Suite B Monroe Township, New Jersey	08831
(Address of principal executive offices)	(Zip Code)

(609) 730-0400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock $0.001 Par Value	OPTT	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Effective December 13, 2021, in connection with his appointment as Senior Vice President and Chief Financial Officer of Ocean Power Technologies, Inc. (the “Company”) as described under Item 5.02 below, Robert P. Powers entered into an Employment Agreement (the “Employment Agreement”) with the Company. Pursuant to the Employment Agreement, Mr. Powers will receive an annual base salary not to exceed $280,000, is eligible for an annual, discretionary, performance-based bonus targeted at 50% of base salary on such terms and conditions as may be determined by the Board of Directors (the “Board”) or its Compensation Committee, and is eligible to receive long-term incentive equity based awards, pursuant to the Company’s 2015 Omnibus Incentive Plan, subject to such terms and conditions as may be determined by the Board or its Compensation Committee. At the time of signing the Employment Agreement, he received a one-time grant of 75,000 restricted stock units that vest, if at all, equally over two years with 1/6 vesting on the first and second anniversaries of grant, and 1/3 of each vesting based on positive total shareholder return in each year.

If Mr. Powers is terminated other than for cause (or Mr. Powers quits for good reason) within the first 12 months (but with Mr. Powers having worked at least six months), he will receive three months of salary as severance, and if terminated other than for cause thereafter, he will receive six months of salary as severance. Mr. Powers is also subject to covenants regarding non-competition, non-solicitation and confidentiality.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement which is filed with this Current Report on Form 8-K as Exhibit 10.1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Effective December 13, 2021, as noted in Item 1.01 above, Robert P. Powers was appointed Senior Vice President and Chief Financial Officer of the Company. Mr. Powers, age 50, has more than 25 years of experience providing domestic and international leadership to entrepreneurial, privately owned, and founder-led companies, as well as SEC registrants and private equity backed companies.

Prior to the Company, and since 2018, Mr. Powers was Chief Financial Officer of Constellation Advisors, a private equity-owned provider of outsourced back-office operations and compliance services. Prior to that, he held financial leadership roles with Sterling Talent Solutions since 2014, as well as with Wood Group PPS - a division of Wood Group, GTE, SABIC Innovative Plastics, and Plug Power. He has also provided financial consulting services to various companies.

Mr. Powers began his career at PricewaterhouseCoopers, LLP. He received a Bachelor of Science in Accounting degree from Fordham University and an MBA in Business Administration from Rensselaer Polytechnic Institute and he is a Certified Public Accountant.

As a result of this appointment, Joseph DiPietro, the Company’s Controller, Treasurer and principal accounting officer, will no longer serve as acting principal financial officer.

Item 8.01	Other Events.

The Company issued a press release on December 13, 2021 announcing the appointment of Mr. Powers, a copy of which is filed herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

Exhibits

10.1	Employment Letter between the Company and Robert P. Powers dated effective December 13, 2021.

99.1	Press release dated December 13, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ocean Power Technologies, Inc.

Dated: December 13, 2021	/s/ Philipp Stratmann
Philipp Stratmann
President and Chief Executive Officer